Exhibit 99.1

Media Contact: Paul Gennaro SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com	Investor Contact: Paul Cyril SVP, Investor Relations 213.593.8322 Paul.Cyril@aecom.com

AECOM completes acquisition of URS Corporation

LOS ANGELES (Oct. 17, 2014) — AECOM Technology Corporation (NYSE:ACM), the world’s #1-ranked engineering design firm, announced today that the company has completed its acquisition of URS Corporation with broad support from stakeholders following approval of the merger agreement by URS’ stockholders and the stock issuance proposal by AECOM’s stockholders at each company’s respective special stockholder meetings held on Oct. 16, 2014.  Each share of URS common stock will be exchanged in the merger for per-share consideration of either $53.991 in cash or 1.8879 shares of AECOM common stock, at the election of the holder, and only non-electing holders will receive a combination of cash and stock as provided for in the merger agreement.  The stockholder election deadline was 2 p.m. Pacific time on Oct. 15, 2014.

“Today is an exciting and historic day — for our industry, for AECOM and URS, and for our nearly 100,000 people around the world who are serving our clients in over 150 countries,” said Michael S. Burke, AECOM chief executive officer.  “Beyond the compelling benefits that this transaction creates for our combined clients, stockholders and employees, the combination of AECOM and URS dramatically accelerates our strategy of creating an integrated delivery platform with superior capabilities to design, build, finance and operate infrastructure assets around the world.”

The acquisition further diversifies and broadens AECOM’s market presence, as URS brings strong sector expertise in important end markets, including oil & gas, power and government services.  URS also adds to AECOM’s construction capabilities, deepening a core competency that AECOM will be able to leverage across its global platform.

“During the past three months, as we have advanced our integration planning efforts, my belief that AECOM and URS had highly complementary operations and cultures has been solidly confirmed,” Burke said.  “Our leaders have collaborated to develop a comprehensive integration plan that will leverage our greater scale across our global platform.  We are confident that we will achieve our target of US$250 million in annual cost synergies.”

Further information about the transaction is available online at www.aecom-urs.com.

About AECOM

With nearly 100,000 employees — including architects, engineers, designers, planners, scientists and management and construction services professionals — serving clients in more than 150 countries around the world following the acquisition of URS, AECOM is a premier, fully integrated infrastructure and support services firm.  AECOM is ranked as the #1 engineering design firm by revenue in Engineering News-Record magazine’s annual industry rankings.  The company is a leader in all of the key markets that it serves, including transportation, facilities, environmental, energy, oil and gas, water, high-rise buildings and government.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural and social environments.  A Fortune 500 company, AECOM companies, including URS, had revenue of $19.2 billion during the 12 months ended June 30, 2014.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the anticipated benefits of the merger and the combined company’s ability to realize any of these benefits, including future opportunities, future capabilities and expertise, future competitive positioning and business synergies, future financial results, future market demand, future benefits to stockholders and employees and future economic and industry conditions. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue” and similar expressions are also intended to identify forward-looking statements. AECOM believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted or implied by the forward-looking statements. The potential risks and uncertainties include, but are not limited to: risks related to whether any of the anticipated benefits of the merger will be realized; potential difficulties that may be encountered in integrating the merged businesses; potential uncertainties regarding market acceptance of the combined company; competitive responses to the merger; the possibility of an economic downturn; changes in the combined company’s book of business; the combined company’s compliance with government contract procurement regulations; the combined company’s ability to procure government contracts; the combined company’s reliance on government appropriations; the ability of the government to unilaterally terminate the combined company’s contracts; the combined company’s ability to make accurate estimates and control costs; the combined company’s ability to win or renew contracts; the combined company’s and its partners’ abilities to bid on, win, perform and renew contracts and projects; environmental issues and liabilities; liabilities for pending and future litigation; the impact of changes in laws and regulations; the potential for a decline in defense spending; industry competition; the combined company’s ability to attract and retain key individuals; employee, agent or partner misconduct; risks associated with changes in equity-based compensation requirements; the combined company’s leveraged position and ability to service its debt; risks associated with international operations; business activities in high security risk countries; third-party software risks; terrorist and natural disaster risks; the combined company’s relationships with its labor unions; the combined company’s ability to protect its intellectual property rights; anti-takeover risks and other factors discussed more fully in AECOM’s Form 10-Q for its quarter ended June 30, 2014, URS’s Annual Report for its year ended Jan. 3, 2014, URS’s Form 10-Q for its quarter ended July 4, 2014, as well as in the Joint Proxy Statement/Prospectus of AECOM and URS filed, and other reports subsequently filed from time to time, with the Securities and Exchange Commission. These forward-looking statements represent only AECOM’s current intentions, beliefs or expectations, and any forward-looking statement speaks only as of the date on which it was made. AECOM assumes no obligation to update any forward-looking statements.

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